Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement, dated as of June 11, 2024 (the “Agreement”), among Great Ajax Corp., a Maryland corporation (“Ajax”), Great Ajax Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership,” and together with Ajax and any current or future subsidiaries of Ajax, the “Company”), and RCM GA Manager LLC, a Delaware limited liability company (the “Manager”).

RECITALS

A.           Ajax is a corporation formed on January 30, 2014 that has qualified to operate as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014 and has elected to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Ajax is the sole member of Great Ajax Operating LLC, a Delaware limited liability company that is the sole general partner of the Operating Partnership.

B.            The Company desires to retain the Manager as the Company’s exclusive provider of management and other services on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

AGREEMENT

In consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1.             Duties of the Manager; Exclusivity.

(a)               The Company employs the Manager to provide management, corporate governance, administrative and other services to the Company pursuant to this Agreement, subject to the supervision of the Board of Directors of Ajax (the “Ajax Board of Directors”). Such services will be provided for the period and upon the terms herein set forth, in each case, in accordance with the investment objectives, policies and restrictions determined by the Ajax Board of Directors and in accordance with all applicable federal, state and local laws, rules and regulations.

(i)                 Without limiting the generality of the foregoing, the Manager shall for or on behalf of the Company, during the term and subject to the provisions of this Agreement, (a) perform and administer all of the day-to-day operations of the Company and any joint venture or other strategic arrangement entered into by and among the Company and one or more third-party, unaffiliated entities; (b) determine investment criteria based on the investment policies determined by, and in cooperation with, the Ajax Board of Directors; (c) source, analyze and execute acquisitions of Real Estate Assets (as defined in Section 1(a)(ii)) or such other investments that in the opinion of the Manager are suitable for the Company; (d) implement and execute securitization and financing activities; (e) analyze and execute sales of the Company’s assets and properties; (f) perform asset management and corporate governance duties; (g) perform such services as are set forth in Schedule I of this Agreement; and (h) provide the Company with such other related services as the Company may, from time to time, reasonably require.

(ii)              In the event that the Company determines to incur debt or other financing for the purpose of any investment in Real Estate Assets or for other appropriate reasons, as determined by the Ajax Board of Directors, the Manager will use commercially reasonable efforts to arrange for such financing on the Company’s behalf. If, in the Manager’s judgment, it is necessary or desirable for the Company to make investments in real estate, finance or refinance Real Estate Assets through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to cause the Company to make such investments in Real Estate Assets through such special purpose vehicle. For purposes of this Agreement, the term “Real Estate Assets” shall include the following assets: (a) performing, re-performing, sub-performing, non-performing and real estate owned relating to residential mortgage loans on single-family homes, multi-family residential properties, or retail, residential, office or other commercial real estate properties, (b) performing, re-performing, sub-performing, non-performing and real estate owned relating to small balance commercial mortgage loans, (c) residential mortgage-backed securities resulting from securitizations undertaken by Ajax or third parties (d) single-family homes, multi-family residential properties, retail, residential, office or other commercial real estate properties for sale or rent, (e) commercial real estate loans, real-estate related debt securities, commercial mortgage-backed securities or other investments against such properties, including CLOs, (f) other real estate assets (including pools thereof), real estate companies or real-estate related holdings (g) businesses engaged in the origination, servicing, ownership and management of commercial or residential real estate loans, properties and assets, (h) real estate investment trusts and investments therein, and (i) any other assets or investments as may be directed by the Ajax Board of Directors.

(iii)             The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates. The Company shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, that such fees shall be no more favorable to such affiliate or business than would be obtained from a third party on an arm’s-length basis.

(iv)             In addition to the services set forth in Section 1 hereof, including the services provided as set forth on Schedule I, and other than express grants of authority in this Agreement (including pursuant to Section 1(a)(iii)), the parties shall have the right to enter into statements of work (“SOWs”) to set forth the terms of any related or additional services to be performed hereunder. Any SOW shall be agreed to by each party thereto, shall be in writing, and (a) shall contain: (i) the identity of each of the service provider and the service recipient; (ii) a description of the services to be performed thereunder; (iii) the applicable performance standard for the provision of such service; (iv) the amount, schedule and method of compensation for provision of such service; and (b) may contain (i) the service recipient’s standard operating procedures for receipt of services similar to such service, including operations, compliance requirements and related training schedules; (ii) information technology support requirements of the service recipient with respect to such service; and (iii) training and support commitments with respect to such service. The terms and conditions of this Agreement shall apply to any SOW.

(v)               When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between Ajax, the Operating Partnership and their subsidiaries and the Manager’s other funds and clients, as applicable.

(b)               The Manager accepts such employment and agrees during the term hereof to use commercially reasonable efforts to render the services described herein for the compensation provided herein.

(c)               During the term of this Agreement, (i) the Manager shall be the exclusive provider of management services to the Company, and (ii) none of Ajax, the Operating Partnership or any of their respective subsidiaries shall employ or contract with any other party to receive the same or substantially similar services as set forth herein without the prior written consent of the Manager, which may be withheld by the Manager in its sole discretion.

(d)               The Manager shall for all purposes provided herein be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent Ajax, the Operating Partnership or any of their respective subsidiaries in any way or otherwise be deemed an agent of Ajax, the Operating Partnership or any of their respective subsidiaries.

(e)               The Company understands that the Manager and its affiliates may provide similar services to other businesses (including those competing with Ajax, the Operating Partnership or any of their respective subsidiaries) and there shall not be any restriction on the Manager, its affiliates or any of their respective directors, managers, officers or employees requiring them to provide services exclusively to Ajax, the Operating Partnership or any of their respective subsidiaries.

(f)                The Manager shall keep and preserve for the period reasonably required by the Company any books and records relevant to the provision of its management, administrative and other services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company such periodic and special reports as the Company may reasonably request. The Manager agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon Ajax’s or the Operating Partnership’s request, provided that the Manager may retain a copy of such records.

(g)               Unless and until such time as the Ajax Board of Directors notifies the Manager that it has determined that it is no longer in the best interest of Ajax to continue to qualify as a REIT and Ajax’s REIT election has been revoked, the Manager shall refrain from any action that, in its commercially reasonable judgment made in good faith, would adversely and materially affect the qualification of Ajax as a REIT. If the Manager is ordered to take any action by the Ajax Board of Directors, the Manager shall promptly notify the Ajax Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect such qualification. Notwithstanding the foregoing, neither the Manager nor any of its affiliates shall be liable to the Company, the Ajax Board of Directors or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its affiliates, except as provided in Section 10 hereof.

(h)               Unless and until such time as the Ajax Board of Directors notifies the Manager that it has determined that it is no longer in the best interest of Ajax to continue to satisfy the requirements for exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Manager shall refrain from any action that, in its commercially reasonable judgment made in good faith, would adversely and materially affect the ability of Ajax to continue to satisfy such exemption requirements. If the Manager is ordered to take any action by the Ajax Board of Directors, the Manager shall promptly notify the Ajax Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect such exemption. Notwithstanding the foregoing, neither the Manager nor any of its affiliates shall be liable to the Company, the Ajax Board of Directors or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its affiliates, except as provided in Section 10 hereof.

(i)                 For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on the Company’s behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate in the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest.

(j)                 The Manager may establish and maintain one or more bank accounts in the name of Ajax, the Operating Partnership or any of their respective subsidiaries (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Ajax Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Ajax Board of Directors and, upon request, to the auditors of Ajax, the Operating Partnership or any of their respective subsidiaries.

2.             Devotion of Time. Subject to Section 8 hereof:

(a)               The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, either directly or through its subsidiaries. The Manager shall perform the services required hereunder on Business Days (as defined in Section 21 below) during hours that constitute regular business hours for each of the Company and the Manager, unless otherwise agreed. The Company shall not resell, subcontract, license, sublicense or otherwise transfer any of the services to any person whatsoever or permit use of any of the services by any person other than by the Company directly in connection with the conduct of its business in the ordinary course of its business.

(b)               The Manager and its affiliates will provide the Company with a management team, including a chief executive officer, a chief financial officer (unless otherwise retained by the Company) and other appropriate personnel. The Manager is not obligated to dedicate any of its personnel exclusively to the Company, nor are the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company.

(c)               Managers, partners, officers, employees, personnel and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for Ajax, the Operating Partnership or any of their respective subsidiaries, to the extent permitted by their governing documents or by any resolutions duly adopted by the Ajax Board of Directors pursuant to the governing documents of Ajax or the Operating Partnership, respectively. When executing documents or otherwise acting in such capacities for Ajax, the Operating Partnership or any of their respective subsidiaries, such persons shall use their respective titles in Ajax, the Operating Partnership or any of their respective subsidiaries.

(d)               The Manager shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform services. The Manager shall be responsible for paying such employees’ compensation and benefits, except that the Company shall reimburse the Manager or its affiliates, as applicable, for the Company’s allocable share of the compensation (whether paid in cash, stock or other forms), including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (ii) other corporate finance, tax, accounting, middle office, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing the Company’s affairs. With respect to each service, the Manager shall use commercially reasonable efforts to have qualified individuals provide such service; provided, however, that (i) the Manager shall not be obligated to have any individual participate in the provision of any service if the Manager determines that such participation would adversely affect the Manager or its affiliates; and (ii) none of the Manager or its affiliates shall be required to continue to employ any particular individual during the applicable service period.

3.             Representations, Warranties and Covenants of the Company. Ajax and the Operating Partnership, jointly and severally, represent, warrant and covenant to the Manager as of the date of this Agreement:

(a)                Each of Ajax and the Operating Partnership is duly organized, validly existing and in good standing under the laws of the state of its formation and has full power, authority, and legal right to conduct its business as is presently conducted, and to execute, deliver, and perform its obligations under this Agreement;

(b)               Each of Ajax and the Operating Partnership is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business and has obtained all necessary licenses and approvals required under all applicable federal, state or local laws, rules and regulations and any other applicable requirements of any government or agency or instrumentality thereof, as such may be amended, modified or supplemented from time to time;

(c)               Each of Ajax and the Operating Partnership has duly authorized by all necessary action on its part, the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Manager, constitutes a legal, valid and binding obligation of each of Ajax and the Operating Partnership, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(d)               The execution and delivery of this Agreement by each of Ajax and the Operating Partnership and their respective performance of and compliance with the terms of this Agreement will not violate or conflict with either of their formation documents or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which either of them is a party or which may be applicable to either of them or their respective assets;

(e)               Neither Ajax nor the Operating Partnership is in violation of, and the execution and delivery of this Agreement by Ajax and the Operating Partnership and their respective performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over either of them or their respective assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Company or its assets taken as a whole or could be reasonably be expected to have consequences that would materially and adversely affect the performance of their respective obligations and duties hereunder;

(f)                There are no actions or proceedings against, or investigations of, either Ajax or the Operating Partnership before any court, administrative or other tribunal (i) that might prohibit its entering into this Agreement or assert the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, (iii) that might prohibit or materially and adversely affect the performance by either Ajax or the Operating Partnership of its obligations under, or the validity or enforceability of, this Agreement or (iv) seeking any determination or ruling that would adversely affect the validity and enforceability of this Agreement; and

(g)               No consent, approval, authorization or order of any court or governmental agency or body or other person is required for the execution, delivery and performance by either Ajax or the Operating Partnership of, or compliance by either of them with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the date of this Agreement.

(h)               The Company shall at all times maintain directors and officers liability insurance in an amount comparable to other similar businesses and shall name the Manager and its directors and officers as beneficiaries under such policy.

4.             Representations, Warranties and Covenants of the Manager. The Manager represents, warrants and covenants to the Company as of the date of this Agreement:

(a)               The Manager is duly organized, validly existing and in good standing under the laws of the state of its formation and has full power, authority, and legal right to conduct its business as is presently conducted, and to execute, deliver, and perform its obligations under this Agreement;

(b)               The Manager has duly authorized by all necessary action on its part, the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of the Manager, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(c)               The execution and delivery of this Agreement by the Manager and the performance of and compliance with the terms of this Agreement will not (i) violate or conflict with the Manager’s formation documents or (ii) constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Manager is a party or which may be applicable to the Manager or its assets, except, in the case of clause (ii) as would not materially and adversely affect the condition (financial or otherwise) or the operation of the Manager or its assets or would reasonably be expected to have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(d)               The Manager execution is not in violation of, and the execution and delivery of this Agreement by the Manager and its performance of and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Manager or its assets, which violation would have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Manager or its assets or would be reasonably be expected to have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(e)               There are no actions or proceedings against, or, to the actual knowledge of the Manager, investigations of, the Manager before any court, administrative or other tribunal (i) that would prohibit its entering into this Agreement or assert the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, (iii) that would prohibit or materially and adversely affect the performance by the Manager of its obligations under, or the validity or enforceability of, this Agreement or (iv) seeking any determination or ruling that would adversely affect the validity and enforceability of this Agreement; and

(f)                No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Manager of, or compliance by the Manager with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the date of this Agreement or the failure of which to obtain would not materially and adversely affect the condition (financial or otherwise) or the operation of the Manager or its assets or would reasonably be expected to have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

5.                  Compensation of the Manager.

(a)               For the services rendered under this Agreement, the Company shall pay a base management fee (the “Base Management Fee”), as described in Section 5(b) below, and an incentive management fee (the “Incentive Fee”), as described in Section 5(c) below, to the Manager. The Base Management Fee and the Incentive Fee will be calculated and payable quarterly with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in cash.

(b)               The Base Management Fee shall equal 1.5% of the Ajax consolidated stockholders’ equity per annum. For purposes of calculating the management fee, consolidated stockholders’ equity means: the net proceeds, after deducting underwriting discounts and commissions and offering expenses payable by the Company, from any issuances of equity securities (including common stock and preferred stock), equity-linked securities (including convertible securities) and debt securities or loans that were used to replace preferred stock or convertible securities, issued by Ajax or the Operating Partnership (without double counting) since inception (allocated on a pro rata daily basis for such issuances (including any greenshoe related thereto) during the fiscal quarter of any such issuance), less (A) any amount that Ajax or the Operating Partnership pays to repurchase its common stock or units since inception, and (B) retained earnings, if negative, as of the most recent prior completed quarter in which this Agreement is effective, in each case after discussions between the Manager and the Ajax Independent Directors and approval by a majority of the Ajax Independent Directors. As a result of the calculation of consolidated stockholders’ equity set forth above, the Ajax stockholders’ equity, for purposes of calculating the Base Management Fee, could be greater or less than the amount of stockholders’ equity shown on Ajax’s consolidated financial statements. For the avoidance of doubt, any amounts deemed as a return of capital from dividends paid (determined in accordance with tax guidelines), shall not be considered a repurchase of stock. See Appendix I for the stockholders’ equity calculation as of December 31, 2023.

(i)                For the purposes of this Agreement, “Ajax Independent Directors” shall mean the members of the Ajax Board of Directors who are not officers, employees or beneficial owners (or officers or employees of beneficial owners), directly or indirectly, of more than 5% of the equity interests in (A) the Manager or any other entity with which the Company has a material contractual relationship or (B) any person or entity directly or indirectly controlling, controlled by or under common control with the Manager, and who are otherwise “independent” in accordance with Ajax’s organizational documents and the requirements of any securities exchange on which the equity of Ajax may then be listed.

(ii)              The Manager will compute each quarterly installment of the Base Management Fee within 30 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to the Ajax Board of Directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five Business Days after the date of delivery of such computation to the Ajax Board of Directors.

(c)               The Manager will be entitled to the Incentive Fee, which is payable quarterly in arrears in cash in an amount equal to 20% of the dollar amount by which (i) Earnings Available for Distribution (as defined below) exceeds the product of (A) the average common book value per share (excluding fair value marks, impairments, transaction/ deal expenses and associated tax impact and such other items that in the judgment of the Company officers should be excluded) of the common stock of Ajax (“Ajax Common Stock”) during such calendar quarter and (B) 8%. Notwithstanding either of the foregoing, no Incentive Fee will be payable to the Manager with respect to any period unless the Company’s cumulative Earnings Available for Distribution is greater than zero for the most recently completed four calendar quarters (which cumulative Earnings Available for Distribution shall be reset at the completion of every fourth quarter following the date hereof and each subsequent fourth quarter thereafter (each, a “Reset Date”) so as not to take into account prior calendar quarters), or, if less, (i) the number of completed calendar quarters since the date hereof or (ii) the number of completed calendar quarters since the last Reset Date.

(i)                “Earnings Available for Distribution” is a non-GAAP financial measure and is defined as net income (loss) as determined according to GAAP, excluding tax-effected, non-cash equity compensation expense and any unrealized gains or losses from mark-to-market valuation changes (including impairments) that are included in net income for the applicable period. The amount will be adjusted to exclude on a tax-effected basis (A) one-time events pursuant to changes in GAAP, (B) transaction and deal expenses that in the opinion of the Manager should be excluded for purposes of calculating Earnings Available for Distribution and be amortized over the life of the related investment / transaction, and (C) non-cash items (including depreciation and amortization) that in the judgment of the Company’s officers should not be included in Earnings Available for Distribution, which adjustments in clauses (A), (B) and (C) shall only be excluded after discussions between the Manager and the Ajax Independent Directors and after approval by a majority of the Ajax Independent Directors. Book value per share of Ajax Common Stock shall be as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

(d)               Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may separately compensate any of the Manager’s officers or employees in the form of equity awards granted under and in accordance with the terms of any of the Company’s equity incentive plans in place from time to time.

6.                  Reimbursement of Expenses.

(a)               In addition to the Base Management Fee and the Incentive Fee described in Section 5 above, the Company shall pay all of its costs and expenses and, if applicable, shall reimburse the Manager (to the extent incurred by the Manager) on a monthly basis for the costs and expenses of providing services under this Agreement. Without limiting the foregoing, the Company shall pay and, if applicable, shall reimburse the Manager (to the extent incurred by the Manager) and retain all responsibility for costs and expenses relating to:

(i)                 the organization and corporate governance of Ajax, the Operating Partnership or any of the respective subsidiaries thereof;

(ii)              the cost and expenses of any valuation firm calculating the net asset value of Ajax, the Operating Partnership or any other respective subsidiaries thereof;

(iii)             fees and expenses payable to third parties, including, but not limited to, lawyers, accountants, auditors, agents, consultants or other advisors, in monitoring financial and legal affairs for Ajax, the Operating Partnership or any of their respective subsidiaries thereof;

(iv)             all costs and expenses of money borrowed by Ajax, the Operating Partnership or any of their respective subsidiaries, including interest payable on debt, if any, incurred to finance investments in Real Estate Assets by Ajax, the Operating Partnership or any of their respective subsidiaries and any other principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase agreements and other indebtedness of Ajax, the Operating Partnership or any of their respective subsidiaries (including commitment fees, accounting fees, legal fees, closing and other costs and expenses);

(v)               all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with offerings of the equity or other securities of Ajax, the Operating Partnership or any of their respective subsidiaries;

(vi)             management and incentive fees payable to third parties;

(vii)            fees and expenses payable to third parties, including, but not limited to, lawyers, accountants, auditors, agents, consultants or other advisors (which may include affiliates of or businesses owned by the Manager, in which case such fees shall be no more favorable to such affiliate or business than would be obtained from a third party on an arm’s-length basis) and any loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by Ajax, the Operating Partnership or any of their respective subsidiaries, in each case, relating to, or associated with, evaluating and making and monitoring investments in Real Estate Assets;

(viii)            transfer agent and custodial fees;

(ix)               federal, state and local registration fees;

(x)               should the capital stock or other securities of Ajax, the Operating Partnership or any other respective subsidiaries thereof be listed on any securities exchange, all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with such registration and listing;

(xi)               federal, state and local taxes of the Company, including interest and penalties thereon;

(xii)             the costs and expenses incurred with respect to administering the Company’s incentive plans;

(xiii)            independent directors’ fees and expenses;

(xiv)            all travel and related expenses of directors, managers, officers and employees of Ajax, the Operating Partnership or any of their respective subsidiaries and the Manager, incurred in connection with attending meetings of the Ajax Board of Directors or holders of securities of Ajax, the Operating Partnership or any of their respective subsidiaries or performing other business activities that relate to Ajax, the Operating Partnership or any of their respective subsidiaries;

(xv)             costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or any other cost of compliance with federal or state securities laws;

(xvi)            all expenses relating to communications to holders of equity securities or debt securities issued by the Ajax, the Operating Partnership or any of their respective subsidiaries and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the Securities and Exchange Commission), including any costs of computer services in connection with this function and the costs of any reports, proxy statements or other notices to stockholders, if applicable, including printing costs;

(xvii)           all insurance costs incurred in connection with the operation of the businesses of Ajax, the Operating Partnership or any of their respective subsidiaries, including the portion of the directors and officers/errors and omissions liability insurance, and any other insurance premiums incurred by the Manager and allocable to Ajax, the Operating Partnership or any other respective subsidiaries thereof;

(xviii)          direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, accountants and outside legal costs, and, as applicable, the design and maintenance of the Company’s website or sites and associated with any computer software, hardware, electronic equipment or purchased information technology services from third party vendors;

(xix)            costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xx)              costs incurred for originating, acquiring, owning and managing Real Estate Assets and protecting, maintaining, financing, refinancing, developing, modifying and disposing of Real Estate Assets, including servicing loans and property management (which costs may be payable to an affiliate or other subsidiary of the Manager, in which case such costs shall be no more favorable to such affiliate or other subsidiary than would be obtained from a third party on an arm’s-length basis);

(xxi)             all third-party legal, accounting and auditing fees and expenses and other similar services relating to Ajax’s, the Operating Partnership’s or any of their respective subsidiaries’ operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xxii)            all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against Ajax, the Operating Partnership or any of their respective subsidiaries, or which Ajax, the Operating Partnership or any of their respective subsidiaries is authorized or obligated to pay under applicable law or its organizational documents or by the Ajax Board of Directors;

(xxiii)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against Ajax, the Operating Partnership or any of their respective subsidiaries, or against any director, manager or officer of Ajax, the Operating Partnership or any of their respective subsidiaries in its capacity as such for which Ajax, the Operating Partnership or any of their respective subsidiaries is required to indemnify such director, manager or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xxiv)          all expenses of organizing, modifying or dissolving Ajax, the Operating Partnership or any of their respective subsidiaries and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of Ajax, the Operating Partnership or any of their respective subsidiaries, if any;

(xxv)           expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for Ajax, the Operating Partnership or any of their respective subsidiaries separate from the offices of the Manager; and

(xxvi)          all other costs and expenses incurred by the Manager that are reasonably necessary to administer the business of Ajax, the Operating Partnership or any subsidiary thereof under this Agreement.

(b)               Notwithstanding Section 6(a), if the Company requires services that are not expressly contemplated by the Agreement (as an example, but not as a limitation, if the Company enters into a joint venture or other strategic arrangement with third-party, unaffiliated entities, including any joint venture or arrangement that is not consolidated on the Company’s financial statements), the Company shall enter into a letter agreement, which shall be subject to approval by the Ajax Independent Directors, or by a designated Ajax Independent Director, pursuant to which, the Company will pay or, if applicable, reimburse the Manager (to the extent incurred by the Manager) for any and all of the Manager’s costs and expenses incurred (and not otherwise reimbursable from another entity) in connection with providing services relating to the initial entry to any such arrangement.

(c)               The Company, at the option of the Manager, will be required to pay its pro rata portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its affiliates required for the operations of Ajax, the Operating Partnership and their respective subsidiaries. These expenses will be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its affiliates to Ajax’s, the Operating Partnership’s and their respective subsidiaries’ as calculated at each fiscal quarter end. The Manager and the Company may modify this allocation methodology, subject to the Ajax Independent Directors’ approval. Except as set forth in Section 2(d), the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees.

(d)               To the extent the Manager incurs any expense in connection with the performance of its duties hereunder that (x) benefits the Company and any other funds, entities or accounts that are managed by an affiliate of the Manager and (y) is reimbursable by the Company under this Agreement, such expense shall be allocated among the Company and such other funds, entities or accounts in a manner determined in good faith by the Manager to reflect the relative benefits to the Company and such funds, entities or accounts resulting from such expense, including, for example, in the case of most expenses, in proportion to the relative net asset values of the entities that are benefited.

(e)               The Manager may engage contractors or any of its own personnel or affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide professional services related to any of the services provided by the Manager hereunder, or to provide any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the services provided by the Manager hereunder, as the Manager deems necessary or advisable in connection with the management and operations of Ajax, the Operating Partnership and their respective subsidiaries pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of Ajax, the Operating Partnership and their respective subsidiaries; provided that any such agreements entered into with affiliates of the Manager shall be on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis; provided further, that without the prior approval of the Ajax Independent Directors, the Manager shall not be permitted to outsource to a non-affiliate its responsibility for the ultimate investment acquisition and disposition decisions of the Company and compliance with investment guidelines approved by the Ajax Board of Directors and any risk parameters and other policies applicable to the provision of services to the Company by the Manager adopted by the Ajax Board of Directors from time to time.

(f)                The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within 30 days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 6 in cash within five Business Days after the receipt of the written statement without demand, deduction offset or delay. Any costs and expense reimbursements by the Company in accordance herewith shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. In connection therewith, the Manager shall prepare and deliver to the Audit Committee of the Ajax Board of Directors within 30 days after the conclusion of each such annual audit, a list of adjustments made as a result of, or in preparation for, the audit. The Audit Committee of the Board of Directors shall determine, within 30 days after receipt of such list, whether funds should be refunded by the Manager to the Company or paid by the Company to the Manager, or if any accruals for the next fiscal year should be adjusted.

(g)               The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(h)               Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 13 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 12(b) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

7.             Regulatory Matters. Each of Ajax and the Operating Partnership acknowledges that the Manager is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, but that it could be required to so register. The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal, state and local laws governing its operations and investments.

8.            Other Activities of the Manager. The Manager and its affiliates, officers, managers, directors and employees may engage in any other business or render similar or different services to others, including the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured so long as its services to the Company are not materially impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, director, member, stockholder, partner, officer or employee of the Manager or any of its affiliates to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. Nothing in this Agreement shall in any way bind or restrict the Manager or any of its affiliates or any of their members, stockholders, managers, partners, personnel, officers, directors, employees or consultants from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its affiliates, or any of their members, stockholders, managers, partners, personnel, officers, directors, employees or consultants may be acting. It is understood that directors, officers, employees, partners and shareholders of Ajax or the Operating Partnership are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Manager and directors, officers, employees, partners, stockholders, members and managers of the Manager and its affiliates are or may become similarly interested in Ajax or the Operating Partnership as shareholders, members or partners or otherwise.

9.             Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, director, member, stockholder, partner, officer or employee of the Manager or any of its affiliates is or becomes a director, manager, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, director, member, stockholder, partner, officer and/or employee of the Manager shall be deemed to be acting in such capacity solely for the Company, as applicable, and not as a manager, partner, officer or employee of the Manager or under the control or direction of the Manager, even if paid by the Manager.

10.          Limitation of Liability of the Manager; Indemnification. The Manager and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager (collectively, the “Indemnified Parties”) shall not be liable to Ajax, the Operating Partnership or any of their respective subsidiaries for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the Manager of Ajax, the Operating Partnership or any of their respective subsidiaries with respect to the receipt of compensation for services, and each of Ajax and the Operating Partnership shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in connection with or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Operating Partnership, its members, or Ajax or its shareholders, or any of their respective subsidiaries or their respective equity holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as Manager of the Company; provided, that nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any Losses incurred by the Indemnified Parties to have resulted primarily from the willful misconduct, bad faith or gross negligence in the performance of the Manager’s duties and obligations under this Agreement or reckless disregard of the Manager’s duties and obligations under this Agreement, as determined in a final non-appealable order of a court of competent jurisdiction; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for Losses which in the aggregate are in excess of the amount of all fees actually received by the Manager from Ajax, the Operating Partnership or any of their respective subsidiaries under this Agreement.

11.           No Joint Venture. Nothing in this Agreement shall be construed to make Ajax, the Operating Partnership and the Manager partners or joint venturers or impose any liability as such on any of them.

12.           Term; Termination.

(a)               This Agreement shall be in effect until June 11, 2027 (the “Initial Term”) and shall be automatically renewed for a successive two-year term each anniversary date thereafter (a “Renewal Term”) unless terminated by a party in accordance with this Section 12 or 13.

(b)               Subject to Section 13 below, the Company may either terminate this Agreement without cause or, at the expiration of its term, elect not to renew this Agreement upon the determination of at least two-thirds of the Ajax Independent Directors that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company pursuant to the following procedure. If the Company elects to terminate this Agreement without cause or not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company, shall deliver to the Manager prior written notice of its determination to terminate this Agreement without cause or its intention not to renew this Agreement based upon the terms set forth in this Section 12(b) not less than 180 days prior to the termination date or expiration of the then existing term, as applicable, which notice shall designate the date, not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date.

(c)               In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the ongoing commitment of resources by the Manager, in the event that this Agreement is terminated by the Company in accordance with the provisions of Section 12(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”). The Termination Fee will be equal to three times the combined Base Management Fees plus the higher of (i) three times the Incentive Fees earned by the Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, and (ii) the total amount of Incentive Fee that the Manager would have earned based on the total unrealized gain calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(d)               The Manager may terminate the Agreement without cause by providing written notice to Ajax no later than 180 days prior to the expiration of the Initial Term or any Renewal Term. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 12(d).

(e)               If this Agreement is terminated pursuant to Section 12, such termination shall be without any further liability or obligation of any party to the others, except with respect to the obligations provided in Sections 1(f), this Section 12, 13(b), 13(c) and 14 of this Agreement. In addition, Sections 10, 15 through 17, and 19 through 29 of this Agreement shall survive termination of this Agreement.

13.           Termination for Cause.

(a)               Ajax or the Operating Partnership may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Ajax Board of Directors to the Manager, without payment of any Termination Fee, if

(i)                the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice);

(ii)               the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (ii) are caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 13(a)(ii);

(iii)              the Manager is cited by a governmental authority for materially violating any law governing the performance of a service under this Agreement, which violation cannot be or has not been cured by the 30th day from the Company’s delivery of written notice of such citation to the Manager;

(iv)             there is a dissolution of the Manager;

(v)               the Manager commences a voluntary case or proceeding under any bankruptcy law, consents to the commencement of any bankruptcy or insolvency case or proceeding against it, or files a petition or answer or consent seeking reorganization or relief against it, consents to the entry of a decree or order for relief against it in an involuntary case or proceeding, consents to the filing of such petition or to the appointment of or taking possession by a custodian of the Manager or for all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing of its inability to pay its debts generally as they become due or takes any corporate action in furtherance of any such action; or

(vi)              a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against the Manager in an involuntary case or proceeding, or adjudges the Manager bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Manager, or appoints a custodian of the Manager or for all or substantially all of its property, or orders the winding up or liquidation of the Manager, and any such decree or order for relief or any such other decree or order continues unstayed and in effect for a period of 120 consecutive days.

(b)               The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to Ajax in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(b).

(c)               The Manager may terminate this Agreement in the event Ajax or the Operating Partnership becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. The Company shall pay to the Manager the Termination Fee in the event that this Agreement is terminated pursuant to this Section 13(c); provided that no Termination Fee will be payable in the event that the requirement that Ajax or the Operating Partnership be regulated as an “investment company” resulted from the failure of the Manager to invest or operate the assets of the Company in accordance with guidelines approved by the Board of Directors of Ajax.

14.           Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 12 or 13 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and any applicable Termination Fee. Upon any termination of this Agreement for any reason, unless Ajax otherwise requests, the Manager shall use reasonable efforts to cooperate with the Company or any persons or entity designated by the Ajax Board of Directors to succeed the Manager as the manager of the Company (a “Successor Manager”) to accomplish an orderly transfer of the operation and management of the Company and its investment activities to such Successor Manager.

15.           Confidentiality. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not disclose Confidential Information, in whole or in part, to any person other than to its affiliates and its and their respective members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, agents, advisors and representatives who need to know such Confidential Information for the purpose of rendering services hereunder, except that the Manager may disclose Confidential Information: (a) to the Company, its subsidiaries and affiliates; (b) with the prior written consent of the Ajax Board of Directors; (c) to legal counsel, accountants and other professional advisors; (d) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third-party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (e) to governmental officials having jurisdiction over the Company; (f) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (g) as required by law or legal process to which the Manager or any person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose without liability hereunder only that portion of such information that is legally required; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from this Section 15: any Confidential Information that (i) is or becomes available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 15, (ii) is released by the Company to the public or to persons who are not under similar obligations of confidentiality to the Company or (iii) is obtained by the Manager from a third party without, to the best of the Manager’s actual knowledge, breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its officers, employees and agents of the nonpublic nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 15 shall survive the expiration or earlier termination of this Agreement for a period of one year.

16.           Taxes. Each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 16, be paid by the Company to the Manager in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Company in respect of a service provided by the Manager, the Manager shall furnish in a timely manner a valid Sales Tax receipt or invoice to the Company in the form and manner required by applicable law to allow the Company to recover such tax to the extent allowable under such law. Additionally, if the Manager is required to pay “gross-up” on withholding taxes with respect to provision of the services, such taxes shall be billed separately as provided above and shall be owing and payable by the Company. Any applicable property taxes resulting from provision of the services shall be payable by the party owing or leasing the asset subject to such tax.

17.           Public Announcements. No party shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties unless otherwise required by law, in which case the party making the press release, public announcement or communication shall, to the extent reasonably practicable and permitted by law, give the other parties reasonable opportunity to review and comment thereon.

18.           Intellectual Property. All intellectual property of the Manager used by the Manager in performing its obligations under this Agreement shall remain the property of the Manager. All intellectual property of the Company shall remain the property of the Company.

19.           Binding Nature of Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Ajax Independent Directors. The Manager may, without the approval of the Ajax Independent Directors, (a) assign this Agreement to an affiliate of the Manager and (b) delegate to one or more of its affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. Any purported assignment in violation of this Section 19 shall be void and shall constitute a material breach of this Agreement.

20.           Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by reputable overnight courier, (c) delivery by electronic mail (if no notice of error or non-delivery is generated) or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 20):

The Company:

Great Ajax Corp.

13190 SW 68th Parkway

Suite 110

Tigard, OR 97223

Attention: Lawrence Mendelsohn

Email: Larry@aspencapital.com

with a copy to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Anna T. Pinedo

E-mail: apinedo@mayerbrown.com

The Manager:

RCM GA Manager LLC

c/o Rithm Capital Corp.

799 Broadway

New York, New York 10003

Attention: Philip Sivin

Email: psivin@rithmcap.com

with a copy to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: William D. Howell; Courtney J. Gilberg

Email: bhowell@sidley.com; cgilberg@sidley.com

21.           Business Day. For the purposes of this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Board of Governors of the Federal Reserve is closed.

22.           Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that party. During the pendency of such intervening event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

23.           Waivers; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No term or provision of this Agreement may be amended, waived or modified unless such waiver or modification is in writing and signed by the party against whom such amendment, waiver or modification is sought to be enforced.

24.          Amendments. This Agreement may not be amended, supplemented or modified except by mutual written consent of the parties.

25.           Entire Agreement; Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement (together with all agreements, documents and instruments referenced herein) contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the state of New York without regard to any conflicts of law provisions. The parties agree that the courts of the State of New York and the United States District Court for any district within such state shall have exclusive jurisdiction for any litigation, action or judgment relating to this Agreement, any of the transactions contemplated hereby or the rights and obligations of the parties hereunder. Each of the parties to this Agreement ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY waives TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement OR THE TRANSACTIONS CONTEMPLATED HEREBY.

26.           Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

27.           Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

28.          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29.           Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

GREAT AJAX OPERATING PARTNERSHIP, LP

Great Ajax Operating LLC, general partner

By:	Great Ajax Corp., managing member

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

RCM GA MANAGER LLC

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer